CONSENT OF AUTHOR

Daniel B. Kilby, P.Eng.
718 East 4th Street
North Vancouver, BC
Canada

US Securities and Exchange Commission:

“I consent to the statements attributed to me respecting the technical report entitled “Technical Report on the Campo Morado Property, Revised Update on Exploration, Resources and Metallurgical Activities on the G-9 Deposit, Guerrero State, Mexico” by Ross Banner, David Gaunt, Daniel Kilby, Peter Taggart, Qingping Deng and David Dreisinger, dated December 13, 2006, included in the Annual Report on Form 20-F dated January 12, 2007 and filed by Farallon Resources Ltd. with the United States Securities and Exchange Commission."

I do hereby consent to the filing with the regulatory authorities.

Dated this 12th day of January, 2007

/s/ D.Kilby
___________________________
Daniel B. Kilby, P.Eng.
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